UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
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AngioDynamics, Inc.
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14 Plaza Drive
Latham, New York 12110
(518) 798-1215

September 7, 2017
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of AngioDynamics, Inc. to be held on Tuesday, October 17, 2017 at 11:00 a.m., local time, at AngioDynamics’ Glens Falls facility, 10 Glens Falls Tech Park, Glens Falls, New York, 12801.
At this year’s Annual Meeting you will be asked to:

(i)	consider and vote upon a proposal to elect four Class II directors, each for a term of three years;

(ii)	consider and vote upon a proposal to ratify the appointment of AngioDynamics’ independent registered public accounting firm for the fiscal year ended May 31, 2018;

(iii)	consider and vote upon a “Say-on-Pay” advisory vote on the approval of the compensation of AngioDynamics’ named executive officers;

(iv)	hold a “Say-On-Pay Frequency” advisory vote on a non-binding resolution to determine the frequency our shareholders will be asked to approve the compensation of our named executive officers; and

(v)	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
As we did last year, we are pleased to furnish proxy materials to our shareholders over the internet. Instead of mailing printed copies to each shareholder, we are mailing a Notice Regarding Internet Availability which contains instructions on how to access your proxy materials; how each shareholder can receive a paper copy of proxy materials, including this Proxy Statement, our annual report on Form 10-K for the fiscal year ended May 31, 2017 and a form of proxy card; and how to access your proxy card to vote through the internet or by telephone. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting.
The Board of Directors unanimously believes that the election of its nominees for directors, the ratification of the appointment of AngioDynamics’ independent registered public accounting firm, the approval (on an advisory basis) of the compensation of its named executive officers and frequency of every year for holding an advisory vote on the compensation of our named executive officers are in the best interests of AngioDynamics and its shareholders, and, accordingly, recommends a vote “FOR” each proposal.
In addition to the business to be transacted as described above, management will address shareholders with respect to AngioDynamics’ developments over the past year and respond to comments and questions of general interest to shareholders.

Your vote is important and whether or not you plan to attend the Annual Meeting, we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the internet. If you requested and received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. Voting by proxy will ensure your shares are represented at the Annual Meeting. As a result of changes in applicable law, banks and brokers can no longer exercise discretionary voting in uncontested elections of directors. If you are not a shareholder of record, please follow the instructions provided by the shareholder of record (your bank or broker) so that your shares are voted at the meeting on all matters.
Sincerely,

James C. Clemmer
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 7, 2017
The 2017 Annual Meeting of Shareholders of AngioDynamics, Inc. will be held at AngioDynamics’ Glens Falls facility, 10 Glens Falls Tech Park, Glens Falls, New York, 12801, on Tuesday, October 17, 2017 at 11:00 a.m., local time, for the following purposes:

1.	to vote upon a proposal to elect four Class II directors, each for a term of three years;

2.	to ratify the appointment of AngioDynamics’ independent registered public accounting firm for the fiscal year ended May 31, 2018

3.	to vote upon a “Say-on-Pay” advisory vote on the approval of the compensation of AngioDynamics’ named executive officers;

4.	to hold a “Say-On-Pay Frequency” advisory vote on a non-binding resolution to determine the frequency our shareholders will be asked to approve the compensation of our named executive officers; and

5.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only shareholders who held shares at the close of business on Thursday, August 24, 2017, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.
It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or by voting on the internet or by telephone. Please see the instructions below under the heading “How do I vote my shares without attending the meeting?”.
The Annual Meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be transacted at any such adjourned meeting.
By Order of the Board of Directors,
Stephen A. Trowbridge, Senior Vice President, General Counsel and Assistant Secretary

Latham, New York

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on October 17, 2017.
Our Proxy Statement for the 2017 Annual Meeting of Shareholders, the proxy card, and annual report on Form 10-K for our fiscal year ended May 31, 2017 are available on the following website: www.proxyvote.com. To view materials via the internet, please follow the instructions set forth on the Notice Regarding Internet Availability mailed on or about September 7, 2017 to all shareholders of record on August 24, 2017.

ANGIODYNAMICS, INC.
14 Plaza Drive
Latham, New York 12110

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF ANGIODYNAMICS, INC.
October 17, 2017

INTRODUCTION
We are furnishing this proxy statement to the shareholders of AngioDynamics, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at our 2017 Annual Meeting of Shareholders referred to in the attached notice and at any adjournments of that meeting (the “Annual Meeting”). The Annual Meeting will be held at AngioDynamics’ Glens Falls facility, 10 Glens Falls Tech Park, Glens Falls, New York, 12801, on Tuesday, October 17, 2017 at 11:00 a.m., local time, or at any adjournment or postponement thereof. We expect to mail this proxy statement and the accompanying proxy card or voting instruction form beginning on September 7, 2017 to each shareholder entitled to vote at the Annual Meeting.
When used in this proxy statement, the terms “we,” “us,” “our,” “the Company” and “AngioDynamics” refer to AngioDynamics, Inc. The terms “Board of Directors” and “Board” refer to the Board of Directors of AngioDynamics, Inc. Our principal executive offices are located at 14 Plaza Drive, Latham, New York 12110.
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
At the Annual Meeting, we will ask holders of our common stock to consider and vote upon the following items:
1. Election of Directors
The election of four Class II directors, namely, Eileen O. Auen, James C. Clemmer, Howard W. Donnelly and Jan Stern Reed. If elected, these Class II directors will each serve until the 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.
2. Ratification of Appointment of Independent Registered Public Accounting Firm
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2018.
3. Advisory Vote on the Compensation of our Named Executive Officers
A “Say-on-Pay” advisory vote on the approval of the compensation of our named executive officers.
4. Advisory Vote on the Frequency of “Say-on-Pay” Vote
A “Say-On-Pay Frequency” advisory vote on a non-binding resolution to determine the frequency our shareholders will be asked to approve the compensation of our named executive officers.
How can I receive proxy materials?
Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders primarily via the internet, instead of mailing printed copies of proxy materials to each shareholder. On or about September 7, 2017, we began mailing to our shareholders a “Notice of Internet Availability of Proxy Materials” (sometimes referred to herein as the “Notice”) containing instructions on how to access this proxy statement, the accompanying notice of Annual Meeting and our annual report for the fiscal year ended May 31, 2017 online. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet.
Finally, you can receive a copy of our proxy materials by following the instructions contained in the Notice regarding how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis. Requests for printed copies of the proxy materials can be made through the internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com by sending a blank e-mail with your control number in the subject line.
Who is entitled to vote?
Shareholders of record at the close of business on August 24, 2017, the record date for the Annual Meeting, are entitled to receive this proxy statement and to vote at the meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were 36,607,086 outstanding shares of our common stock entitled to notice of, and to vote at, the Annual Meeting. Holders of our common stock have one vote per share on each matter to be acted upon. A list of the shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting, for any purpose germane to the meeting. Interested parties should contact our general counsel between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 14 Plaza Drive, Latham, New York 12110.
How do I vote my shares without attending the meeting?
If you are a shareholder of record as of the record date for the Annual Meeting, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In most circumstances, you may vote:
By Internet or Telephone-If you have internet or telephone access, you may submit your proxy by following the voting instructions in the Notice of Annual Meeting no later than 11:59 p.m., New York City Time, on October 16, 2017. If you vote by internet or telephone, you need not return your proxy card.
By Mail-If you received a paper copy of this proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, or attorney or an officer of a corporation), you should indicate your name and title or capacity.

How do I vote my shares in person at the meeting?
If you are a shareholder of record and prefer to vote your shares at the meeting, bring the accompanying proxy card (if you received a paper copy of the proxy statement) and proof of identification. You may vote shares held in street name only if you obtain a “legal” proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.
Even if you plan to attend the meeting in person, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you are unable to attend.
How do I gain admission to the meeting?
If you wish to attend the Annual Meeting and you are a record holder, you must bring valid state or federal identification or a passport to register before entering the meeting. All invited guests will need valid identification in order to enter the meeting. If you hold shares through an intermediary, such as a bank, broker, trustee or other nominee, and you plan to attend the Annual Meeting, you must bring proof of share ownership, such as a recent bank or brokerage firm account statement or a letter from the bank, broker, trustee or other nominee holding your shares, confirming your ownership in order to gain entrance to the meeting.
What does it mean if I receive more than one proxy card or Notice?
If you receive more than one proxy card or Notice, it generally means that you hold shares registered in more than one account. If you received a paper copy of this proxy statement and you vote by mail, you should sign and return each proxy card. Alternatively, if you vote by internet or telephone, you should vote once for each proxy card and/or Notice you receive. If you have received more than one Notice, you should vote once for each Notice that you receive.

May I change my vote?
Yes. Whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy, prior to the Annual Meeting, by:

•	Sending a written statement to that effect to AngioDynamics’ Senior Vice President and General Counsel at Corporate headquarters at 14 Plaza Drive, Latham New York, 12110;

•	Voting by internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•
Voting in person at the Annual Meeting and by filing a written notice of termination of the prior appointment of a proxy with AngioDynamics, or by filing a new written appointment of a proxy with AngioDynamics (unless you are a beneficial owner without a legal proxy, as described below).

Please note, however, that if a shareholder’s shares are held of record by a bank, broker, trustee or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter or “legal proxy” from the bank, broker, trustee or other nominee, confirming the shareholder’s beneficial ownership of the shares.
What constitutes a quorum?
A majority of the outstanding shares of common stock present in person or by proxy is required to constitute a quorum at the Annual Meeting. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and broker “non-votes” (proxies from banks, brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the banks, brokers or nominees do not have discretionary power) will be treated as shares that are present.

How does the Board recommend that I vote?
The Board of Directors recommends that you vote your shares:
“FOR” the election of four Class II directors who have been nominated by the Board of Directors;
“FOR” the ratification of the appointment of Deloitte & Touche LLP as AngioDynamics’ independent registered public accounting firm for the fiscal year ending May 31, 2018;
“FOR” the approval (on an advisory basis) of the compensation of our named executive officers;
“FOR” the approval of an every year advisory vote on the compensation of our named executive officers; and
with respect to any other matter that may properly be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting. We do not expect that any matter other than as described in this proxy statement will be brought before the Annual Meeting.
What happens if I do not give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you indicate when voting over the internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxies will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Street Name Holders. If you hold your shares in “street name” (that is, through a bank, broker, trustee or other nominee) and do not provide specific voting instructions, then, under the rules of The Nasdaq Stock Market, the bank, broker, trustee or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If you do not provide voting instructions on non-routine matters, your shares will not be voted by your bank, broker or other nominee. As a result, your bank, broker, trustee or other nominee may not vote your shares without receipt of a voting instruction form with respect to Proposal 1, Proposal 3 and Proposal 4 because each proposal is a non-routine matter, but may vote your shares without your instructions with respect to Proposal 2 (ratification of appointment of independent registered public accounting firm) because this matter is considered routine.
What is the voting requirement to approve each proposal?
Under Delaware law and AngioDynamics’ Amended and Restated Certificate of Incorporation and By-Laws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
For the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2018 (Proposal 2), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval.
For the “Say-on-Pay” advisory vote (Proposal 3) and the “Say-on-Pay Frequency” advisory vote (Proposal 4), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will reflect the advice of the shareholders. The approval, on an advisory basis, of the compensation paid to our named executive officers, also known as a “Say on Pay” vote, is an advisory vote mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. This means that while we ask shareholders to approve the compensation paid to our named executive officers, it is not an action that requires shareholder approval, and shareholders are not voting to approve or disapprove the Board’s recommendation with respect to this proposal. Both the "Say-on-Pay" and "Say-on-Pay Frequency" votes are advisory votes and are non-binding on the Board, although the Board and the Compensation Committee welcome the input of shareholders on the Company’s compensation policies and will take the advisory votes into account in making determinations concerning executive compensation.
A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum present. Accordingly, an abstention will have the effect of a negative vote on all proposals other than the election of directors, for which an abstention will not be considered a vote cast.
What is a broker non-vote?
If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”). Shares constituting broker non-votes are not counted or deemed to be present in person or by proxy for the purpose of voting on a non-routine matter at the Annual Meeting and, therefore, will not be counted for the purpose of determining whether shareholders have approved the election of directors in Proposal 1, the “Say-on-Pay” advisory vote in Proposal 3 or the “Say-on-Pay Frequency” advisory vote in Proposal 4, because such proposals are considered non-routine matters. If you do not provide voting instructions to your broker, your broker only will have discretion to vote your shares on Proposal 2, because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter. Broker non-votes are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
How can I find voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and, within four business days following the date of the Annual Meeting, we will file a Current Report on Form 8-K with the SEC indicating final voting results.
Who bears the cost of soliciting proxies?
The cost of solicitation of proxies being solicited on behalf of the Board of Directors will be borne by us. In addition to the use of the mail and the internet, proxy solicitation may be made by telephone, facsimile and personal interview by our officers, directors and employees.

PROPOSAL 1-ELECTION OF DIRECTORS
Nominees
Our Board of Directors currently consists of nine directors. In connection with our acquisition of Navilyst Medical in 2012, we entered into a Stockholders Agreement with certain of the former stockholders of Navilyst, including investment funds affiliated with Avista Capital Partners. Pursuant to the terms of the Stockholders Agreement, the size of our Board of Directors was increased from eight to ten directors. In addition, our Board of Directors appointed David Burgstahler and Sriram Venkataraman, two individuals designated by investment funds affiliated with Avista, to serve on our Board. Pursuant to the terms of the Stockholders Agreement, in connection with sales of our stock by Avista, Mr. Venkataraman resigned from our board in August 2016 and Mr. Burgstahler resigned from our Board in April 2017. The Board is classified into three classes, each of which has a staggered three-year term. At the Annual Meeting, our shareholders will be asked to elect four Class II directors, namely, Eileen O. Auen, James C. Clemmer, Howard W. Donnelly and Jan Stern Reed. If elected, Mses. Auen and Reed and Messrs. Clemmer and Donnelly will hold office until the Annual Meeting of Shareholders to be held in 2020 and until their successors are duly elected and qualified. The Class I directors and Class III directors will continue in office during the terms indicated below. Unless otherwise specified, all proxies received will be voted in favor of the election of the nominees named below as directors of AngioDynamics. Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting.
The current term of each of Eileen O. Auen, James C. Clemmer, Howard W. Donnelly and Jan Stern Reed expires at the 2017 Annual Meeting and when her/his respective successor is duly elected and qualified. Each of Mses. Auen and Reed and Messrs. Clemmer and Donnelly has consented to be named as a nominee and, if elected, to serve as a director. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. Should any of the nominees not remain a candidate for election at the date of the Annual Meeting, proxies will be voted in favor of the nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.
Set forth below are the names, principal occupations and director positions on public companies, in each case, for the past five years, ages of the directors and nominees, and information relating to other positions held by them with us and other companies. Additionally, there is a brief discussion of each director’s and nominee’s experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director. There are no family relationships between or among any of the directors, executive officers and nominees for director.

				Committee Memberships
Name	Age	Director Since	Independent	B	AC	CC	NCG
Howard W. Donnelly	56	2004	Y	C
Jeffrey G. Gold	69	1997	Y	M	M		M
Kevin J. Gould	63	2010	Y	M		C
Wesley E. Johnson, Jr.	59	2007	Y	M	M		C
Steven R. LaPorte	67	2007	Y	M		M	M
Dennis S. Meteny	64	2004	Y	M	C
Jan Stern Reed	57	2016	Y	M	M
Eileen O. Auen	54	2016	Y	M		M
James C. Clemmer	53	2016	N	M

AC	Audit Committee	B	Board of Directors
CC	Compensation Committee	C	Chair
NCGC	Nominating and Corporate Governance Committee	M	Member

Class II Directors (Term expiring at the 2017 Annual Meeting):

EILEEN O. AUEN	Director since 2016
Former Executive Chairman	age 54
Helios

Ms. Auen most recently served as Executive Chairman of Helios, a $1 billion healthcare services firm formed by the merger of PMSI and Progressive Medical in 2013. Prior roles include Chairman and Chief Executive Officer of PMSI, Head of Healthcare Management at Aetna, and Chief Executive Officer of APS Healthcare. She currently provides consulting services to the healthcare industry through Deep Run Consulting, a firm she founded. Ms. Auen earned a bachelor’s degree in Economics and Finance from Towson University, and an M.B.A. from the University of Virginia School of Business. Ms. Auen currently serves as the Lead Director for ICF International (NASDAQ:ICFI).  She also serves as a member of the Board of Directors for Medstar Union Memorial Hospital and Tufts Health Plan.

Director Qualifications: Ms. Auen’s extensive experience in the health care industry, including at PMSI, Aetna, APS Healthcare and Tufts Health Plan, provides the Company with significant management experience in the areas of finance, accounting, business operations, management, risk oversight, executive decision making and corporate governance. In addition, Ms. Auen's experience in the healthcare payment environment provides reliable perspectives to our board.

JAMES C. CLEMMER	Director since 2016
President and Chief Executive Officer	age 53
AngioDynamics, Inc.

Mr. Clemmer joined AngioDynamics in April 2016 as our President and CEO. Prior to joining AngioDynamics, Mr. Clemmer served as President of the Medical Supplies segment at Covidien plc from September 2006 to January 2015. In this role, Mr. Clemmer directed the strategic and day-to-day operations for global business divisions that collectively manufactured 23 different product categories. In addition, he managed global manufacturing, research and development, operational excellence, business development and all other functions associated with the Medical Supplies business. Prior to his role at Covidien, Mr. Clemmer served as Group President at Kendall Healthcare from July 2004 to September 2006, where he managed the US business across five divisions and built the strategic plan for the Medical Supplies segment before it was spun off from Tyco. Mr. Clemmer served as interim president at the Massachusetts College of Liberal Arts from August 2015 until March 1, 2016. Mr. Clemmer is a graduate of the Massachusetts College of Liberal Arts. Mr. Clemmer is a member of the board of directors of Lantheus Medical Imaging.

Director Qualifications: Through his position as our CEO and his tenure at Covidien, Mr. Clemmer brings leadership, extensive executive and operational experience, strategic expertise and a deep knowledge of the medical device industry to the Board. Mr. Clemmer’s service as a Director and CEO of AngioDynamics creates a critical link between management and the Board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

HOWARD W. DONNELLY	Director since 2004
President	age 56
Concert Medical, LLC

Since 2005, Mr. Donnelly has been President of Concert Medical LLC, a manufacturer of interventional medical devices. In addition, starting in 2017, Mr. Donnelly is President and CEO of Bluefin Medical, a spin off from Concert Medical, a company focused on the regional anesthesia market. From 2010 to 2016, Mr. Donnelly was President and CEO of HydroCision Inc., a company focused on spine surgery and the pain management market. Mr. Donnelly is currently the HydroCision's Chairman of the Board. From 2002 to 2008, Mr. Donnelly was a director and member of the audit, compensation and nominating and governance committees of Vital Signs, Inc. From 1999 to 2002, he was President of Level 1, Inc., a medical device manufacturer and subsidiary of Smiths Group. From 1990 to 1999, Mr. Donnelly was employed at Pfizer, Inc., with his last position as Vice President, Business Planning and Development for Pfizer’s Medical Technology Group from 1997 to 1999. Mr. Donnelly holds a B.S. and an M.B.A. from Bryant College.

Director Qualifications: Mr. Donnelly brings extensive industry experience as a result of his tenures at Pfizer, Level 1, Concert Medical and HydroCision. Mr. Donnelly provides the Board with valuable business, leadership and management insight, particularly in the areas of manufacturing and business combinations.

JAN STERN REED	Director since 2016
Former Senior Vice President, General Counsel and Corporate Secretary	age 57
Walgreens Boots Alliance, Inc.

Ms. Reed was most recently Senior Vice President, General Counsel and Corporate Secretary at Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise with annual revenues in excess of $115 billion. Prior to this role, Ms. Reed served as Executive Vice President of Human Resources, General Counsel and Corporate Secretary of Solo Cup Company, and Associate General Counsel, Corporate Secretary and Chief Governance Officer at Baxter International Inc. Ms. Reed earned a Bachelor of Arts degree, with honors, in Psychology from the University of Michigan, and a Juris Doctor from Northwestern University School of Law. Ms. Reed also currently serves as a member of the Board of Directors for Stepan Company (NYSE:SCL).

Director Qualifications: Ms. Reed provides the Board of Directors with global executive leadership in legal, corporate governance, risk management, health care regulatory and compliance, manufacturing and strategic business matters as well as extensive experience with acquisitions and employee development.

Recommendation of the Board of Directors
The Board of Directors recommends a vote “FOR” the election of each of the nominees.

Other Directors
The following Class I and Class III directors will continue on the Board of Directors for the terms indicated:
Class I Directors (Term expiring at the 2019 Annual Meeting):

JEFFREY G. GOLD	Director since 1997
Former President and Chief Executive Officer	age 69
Myoscience, Inc.

From March 2014 to January 2016, Mr. Gold was President and CEO of Myoscience, Inc., a privately-held medical device company focusing on Focused Cold TherapyTM for the treatment of peripheral nerve conditions. From January 2012 to March 2014, Mr. Gold was CEO at Velomedix, Inc., a medical device company focused on therapeutic hypothermia for patients experiencing heart attack, stroke or cardiac arrest. Prior to January 2012, Mr. Gold was a Venture Partner for Longitude Capital, a healthcare venture capital fund from January 2007 through December 2011. Mr. Gold was President and CEO of CryoVascular Systems, a peripheral vascular disease device company, from 2001 through its sale to Boston Scientific in 2005. From 1997 to 2000, he was Executive Vice President and Chief Operating Officer of Cardio Thoracic Systems, Inc., a company engaged in the development and introduction of devices for beating-heart coronary bypass surgery. Prior to that, Mr. Gold spent 18 years with Cordis Corporation in a variety of senior management roles including Vice President of Manufacturing and Vice President of Research and Development, and was a co-founder and President of Cordis Endovascular Systems, a subsidiary engaged in the interventional neuroradiology and peripheral vascular businesses. At Cordis, Mr. Gold also had responsibility for its peripheral vascular business. He serves on the board of directors of Corindus Inc. (NYSE: CVRS) and several privately held start-up medical device companies and is a member of the Executive Committee for the Center for Entrepreneurship and Innovation at the University of Florida and is a member of the Commercialization Advisory Board for the Cleveland Clinic. Mr. Gold has a B.S. in Industrial Engineering from Northeastern University in Boston, Massachusetts and an MBA from the University of Florida in Gainesville, Florida. Mr. Gold is a member of our Nominating and Corporate Governance Committee and our Audit Committee.

Director Qualifications: Mr. Gold provides us with valuable business, leadership and management experience as a result of his tenures at Cordis, CardioThoracic Systems and as President and CEO of CryoVascular Systems. In addition, Mr. Gold’s experience as a Venture Partner for Longitude Capital provides insight into emerging technologies and strategic directions in the healthcare industry. Mr. Gold’s breadth of experience in the healthcare industry, ranging from endovascular devices, coronary bypass surgery and peripheral vascular disease devices, provides our Board with valuable strategic and technical expertise necessary to direct a diverse medical device company.

KEVIN J. GOULD	Director since 2010
Former Chief Operating Officer	age 63
Tyco Healthcare

From 1991 to 2007, Mr. Gould held various management positions for the Kendall Company, which later became Tyco Healthcare, a division of Tyco International, Ltd., serving as COO of Tyco Healthcare from 2005 to 2007 and as President, North America, from 2000 to 2005. Tyco Healthcare became a public company in 2007 and is now known as Covidien. Mr. Gould served on the Board of Trustees of St. Elizabeth’s Hospital in Brighton, Massachusetts. Mr. Gould holds a B.A. from St. Anselm’s College in Manchester, New Hampshire and an M.B.A. from Anna Maria College in Paxton, Massachusetts. Mr. Gould is chairman of our Compensation Committee.

Director Qualifications: Mr. Gould’s service as COO and President, North America of Tyco Healthcare provides our Board with valuable business, leadership and management experience, particularly with respect to the numerous operational, financial, business and strategic issues faced by a growing, diversified medical device company.

DENNIS S. METENY	Director since 2004
Director	age 64
Blue Water Growth LLC

Since January 2014, Mr. Meteny has been a director of Blue Water Growth LLC, a global business consulting firm with services including mergers and acquisitions, private capital solutions, product distribution, outsourcing, and a wide variety of business advisory services for its Western and Asian clients. From 2006 to January 2014, Mr. Meteny was President and Chief Executive Officer of Cygnus Manufacturing Company LLC, a privately held manufacturer of medical devices, health and safety components, and high precision transportation, aerospace and industrial products. From 2003 to 2006, Mr. Meteny was an Executive-in-Residence at the Pittsburgh Life Sciences Greenhouse, a strategic economic development initiative of the University of Pittsburgh Health System, Carnegie Mellon University, the University of Pittsburgh, the State of Pennsylvania and local foundations. From 2001 to 2003, he was President and Chief Operating Officer of TissueInformatics, Inc., a privately held company engaged in the medical imaging business. From 2000 to 2001, Mr. Meteny was a business consultant to various technology companies. Prior to that, Mr. Meteny spent 15 years in several executive-level positions, including as President and Chief Executive Officer, from 1994 to 1999, of Respironics, Inc. a cardio-pulmonary medical device company. Mr. Meteny holds a B.S. Degree in Accounting from The Pennsylvania State University and an MBA from the University of Pittsburgh. Mr. Meteny is the Chairman of our Audit Committee.

Director Qualifications: Mr. Meteny’s service as CFO, COO and CEO of Respironics, COO of TissueInformatics and CEO of Cygnus Manufacturing Company, provides our Board with valuable business, leadership and management experience, including leading a large, diverse healthcare company, giving him a keen understanding of the numerous operational and strategic issues facing a diversified medical device company such as AngioDynamics. In addition, as noted above, Mr. Meteny is the Chairman of our Audit Committee and is designated as a “financial expert” as a result of his extensive financial and accounting background with Ernst & Young and his position as CFO of Respironics.

Class III Directors (Term expiring at the 2018 Annual Meeting):

WESLEY E. JOHNSON, JR.	Director since 2007
Chief Executive Officer and Director	age 59
Admittance Technologies, Inc.

Since February 2013, Mr. Johnson has been Chief Executive Officer and Director of Admittance Technologies, Inc., a medical device company. Mr. Johnson is also a director of Minimus Spine, Inc., a private medical device company. From 2003 to 2007, Mr. Johnson served as a member of the board of RITA Medical Systems, Inc. and chairman of its Audit Committee. From February 2008 to May 2012, Mr. Johnson served as President, CEO and director of Cardiokinetix, Inc., a developer of medical devices for the treatment of congestive heart failure. From October 2005 to February 2008, Mr. Johnson served as General Manager of Abbott Spine, S.A., a division of Abbott Laboratories. From June 2003 to October 2005, Mr. Johnson served as Division Vice President, Finance for Abbott Spine. From May 1999 to June 2003, he served as Vice President of Operations and Chief Financial Officer for Spinal Concepts. Mr. Johnson holds a B.B.A. in Accounting from Texas A&M University and became a certified public accountant in 1981. Mr. Johnson is chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee.

Director Qualifications: Mr. Johnson’s service as CFO for Spinal Concepts, General Manager of Abbott Spine and CEO of Cardiokinetix provides valuable business, leadership and management experience, particularly with respect to the numerous financial, business and strategic issues faced by a diversified medical device company. In addition, Mr. Johnson's experience with PricewaterhouseCoopers and his positions as a public company CFO of Urologix, Inc. and Orthofix, Inc. (formerly American Medical Electronics, Inc.) provides valuable financial and accounting experience for his position on the Audit Committee.

STEVEN R. LAPORTE	Director since 2007
Partner	age 67
ONSET Ventures

From 2005 to 2007, Mr. LaPorte served as a member of the board of RITA Medical Systems, Inc. Mr. LaPorte is a partner at ONSET Ventures and currently serves as a member of the board of Cardiosolv. Mr. LaPorte also served as the Chief Technology Officer for Intelect Medical until its acquisition by Boston Scientific in January 2011. From 1978 until his retirement in 2005, Mr. LaPorte worked for Medtronic Inc. Mr. LaPorte served in various executive positions in Medtronic’s Cardiac Rhythm Management and Neurological Divisions, as well as in Corporate Headquarters. Mr. LaPorte holds a B.S. from the University of Wisconsin Stevens Point and an MBA from the University of Minnesota. Mr. LaPorte is a member of our Nominating and Corporate Governance Committee and Compensation Committee.

Director Qualifications: Mr. LaPorte’s service with Medtronic and as CTO of Intelect Medical provides valuable business, leadership and management experience with respect to the issues facing a diversified medical device company. In addition, Mr. LaPorte’s experience as a Venture Partner for Onset Ventures provides insight into emerging technologies and strategic directions in the healthcare industry.
 company.

CORPORATE GOVERNANCE
Director Independence
The listing standards of The Nasdaq Stock Market LLC require that a majority of a listed company’s directors qualify as independent. Our Board of Directors has determined that eight of our nine directors and nominees-Mses. Auen and Reed, and Messrs. Donnelly, Gold, Gould, Johnson, LaPorte and Meteny-are independent under the Nasdaq listing standards. Under the Nasdaq listing standards, an “independent director” is a director who is not an officer or employee of AngioDynamics or any subsidiary and who does not have any relationship that the Board of Directors believes would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors reviews the relationships that each director has with our Company on an annual basis and only those directors having no direct or indirect material relationship with our Company and who qualify as independent under the Nasdaq listing standards will be considered independent directors of AngioDynamics.
Communications with the Directors
Shareholders may communicate in writing with any particular director, the independent directors as a group, or the entire Board by sending such written communication to our Secretary at our principal executive offices, 14 Plaza Drive, Latham, New York 12110. Copies of written communications received at such address will be provided to the Board or the relevant director or directors unless such communications are determined by our outside counsel to be inappropriate for submission to the intended recipient(s). However, any communication not so delivered will be made available upon request to any director. Examples of shareholder communications that would be considered inappropriate for submission include, without limitation, customer complaints, business solicitations, product promotions, résumés and other forms of job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.
Policy on Director Attendance at Annual Meetings
All Board members are encouraged to attend our Annual Meetings of shareholders absent an emergency or other unforeseen circumstance. All of our directors other than Mr. Burgstahler and Mr. Venkataraman who were currently in office attended our 2016 Annual Meeting of Shareholders.
Code of Business Conduct and Ethics
Our Board of Directors has adopted a written Code of Business Conduct and Ethics for our Company. Our Code of Business Conduct and Ethics is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Governance Documents-Code of Ethics” caption.
Board of Directors Leadership Structure
Howard W. Donnelly is our independent, non-executive Chairman of the Board of Directors, and James C. Clemmer is our Chief Executive Officer. We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the Board. We also believe that separation of the positions reinforces the independence of the Board in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders.

Risk Oversight
Our Board of Directors monitors management’s enterprise-wide approach to risk management. The full Board of Directors’ role in discussing and developing our business strategy is a key part of its understanding of the risks the Company faces and what steps management is taking to manage those risks. The Board of Directors regularly assesses management’s appetite for risk and helps guide management in determining what constitutes an appropriate level of risk for the Company.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee participated in and reviewed management’s enterprise risk assessment, which focused on four primary areas of risk: Strategic; Financial; Operational and Legal/Compliance. In addition, the Audit Committee focuses on financial risks, including internal controls. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

MEETINGS AND BOARD COMMITTEES
Committees of the Board
During our fiscal year ended May 31, 2017, our Board of Directors had three standing committees, the members of which have been elected by the Board: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors and the chairman and members of each committee are appointed annually by the Board. Each committee is authorized to retain its own outside counsel and other advisors as it desires, subject to, for the Nominating and Corporate Governance Committee a $100,000 annual limitation on fees and expenses for such counsel and advisors without the full Board’s prior consent.
Each committee has adopted a written charter, and a brief summary of each committee’s responsibilities follows.
Audit Committee and Audit Committee Financial Expert
The Audit Committee assists our Board of Directors in its oversight of:

•	the integrity of our financial statements, financial reporting process, system of internal controls over financial reporting, and audit process;

•	our compliance with, and process for monitoring compliance with, legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence; and

•	the performance of our independent registered public accounting firm.

•	provides an open avenue of communication between the independent registered public accounting firm and the Board.
The authority and responsibilities of the Audit Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Committee Charters-Audit Committee” caption. The information on our website is not a part of this proxy statement.
During our fiscal year ended May 31, 2017, the members of the Audit Committee were Dennis S. Meteny, Jeffrey G. Gold, Wesley E. Johnson, Jr., Jan Stern Reed (who was appointed to the committee in January 2017) and Sriram Venkataraman (who resigned from our board in August 2016), each of whom has been determined by our Board to be independent under the Nasdaq listing standards. The Board has also determined that each member of the Audit Committee is financially literate in accordance with the Nasdaq listing standards and that Mr. Meteny, who serves as the chair of the Audit Committee, is an “audit committee financial expert,” as defined under SEC rules. The Audit Committee met 7 times during our fiscal year ended May 31, 2017. All of such meetings were attended, either in person or telephonically, by all of the members of the Audit Committee. The Audit Committee did not take any actions by unanimous written consent during the fiscal year ended May 31, 2017.
The report of the Audit Committee begins on page 34 of this proxy statement.
Compensation Committee
The Compensation Committee is responsible for:

•	developing and evaluating potential candidates for executive positions;

•	reviewing and recommending to the Board each year the objectives that will be the basis for the payment of the annual incentive compensation to the CEO;

•	reviewing and recommending to the full board the compensation for the CEO

•	reviewing our CEO’s performance annually in light of the Compensation Committee’s established goals and objectives;

•
reviewing and approving the evaluation process, compensation structure and payouts for our other executive officers annually and overseeing the CEO’s decisions concerning the performance and compensation of our other executive officers; and

•	reviewing and administering our incentive compensation and other stock-based plans and recommending changes in such plans to the Board, as needed.
The authority and responsibilities of the Compensation Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Committee Charters-Compensation Committee” caption. The information on our website is not a part of this proxy statement. The Compensation Committee has authority under its charter to delegate its responsibilities to a subcommittee of the Committee, but did not do so during our fiscal year ended May 31, 2017.

During our fiscal year ended May 31, 2017, the members of the Compensation Committee were Kevin J. Gould, Wesley E. Johnson, Jr. through January 2017, Eileen O. Auen from January 2017 and Steven R. LaPorte, each of whom has been determined by our Board of Directors to be independent under the Nasdaq listing standards. Mr. Gould serves as chair of the Compensation Committee. The Compensation Committee met 8 times during our fiscal year ended May 31, 2017. All of such meetings were attended, either in person or telephonically, by all of the members of the Compensation Committee. The Compensation Committee took action by written consent on one occasion during the fiscal year ended May 31, 2017.
Compensation Committee Interlocks and Insider Participation
During fiscal 2017 as of the date of this proxy statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of directors of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for:

•	assisting the Board in identifying individuals qualified to serve as directors of our Company and on committees of the Board and assessing the background and qualifications of director candidates;

•	advising the Board with respect to Board composition, procedures and committees;

•	developing and recommending to the Board a set of corporate governance principles applicable to our Company, including principles for determining the form and amount of director compensation; and

•	overseeing the evaluation of the Board.
The Nominating and Corporate Governance Committee’s guidelines for selecting nominees to serve on the Board are set forth in its charter and summarized below.
The Nominating and Corporate Governance Committee may apply several criteria in selecting and assessing nominees. At a minimum, the committee will consider:

•
whether each such nominee has demonstrated, by significant accomplishment in the nominee’s field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of our Company; and

•	the nominee’s reputation for honesty and ethical conduct in the nominee’s personal and professional activities.
Additional factors that the committee shall take into account are set forth in its charter, and include, for example, the relevance of a candidate’s specific experiences, skills, industry background and knowledge to the business and objectives of our Company; a candidate’s potential contribution to the diversity of the Board (including gender, race and ethnicity); a candidate’s personal and professional integrity, character and business judgment; a candidate’s time availability in light of other commitments; any potential conflicts of interest involving a candidate; and any other factors or qualities that the committee believes will enhance the Board’s ability to effectively manage and direct our Company’s affairs and business, including, where applicable, the ability of Board committees to perform their duties or satisfy any independence requirements under the Nasdaq listing standards or otherwise. In identifying director candidates, the committee also considers the composition of the Board as a whole, with the goal of achieving a balance of the above-listed criteria across the entire Board and a mix of management and independent directors, while also filling the need for particular skill sets, such as those required of Audit Committee.
The Nominating and Corporate Governance Committee will identify nominees by first evaluating the current members of our Board of Directors whose terms are expiring and who are willing to continue in service. In doing so, the committee will balance the skills and experience of such current directors, as well as the value of continuity of their service, with that of obtaining new perspectives for the Board.
For new nominees, the committee will identify potential candidates based on input from members of the Board and management and, if the committee deems it appropriate, from one or more third-party search firms. The committee will seek new qualified director candidates from, among other areas, the traditional corporate/business environment, healthcare providers and other professional fields and governmental and regulatory agencies that are relevant to our company’s business and objectives. The committee will seek to include qualified and diverse director candidates, including women and individuals from minority groups, in the pool from which nominees are selected. In this regard, the committee and the board believe that a diverse Board can lead to improved company performance by encouraging new ideas, expanding the knowledge base available to the Board and management and fostering a boardroom environment and culture that promotes new perspectives, innovation and deliberation.

Once a person has been identified by the committee as a potential candidate, the committee will assess, based on publicly available information regarding the person, whether the candidate should be considered further. If the committee determines that the candidate warrants further consideration and the person expresses a willingness to be considered and to serve on the Board, the committee will request information from the candidate, review his or her accomplishments and qualifications and conduct one or more interviews with the candidate. If the candidate appears qualified, committee members may also contact references provided by the candidate or other persons with first-hand knowledge of the candidate’s experience and accomplishments. Additionally, candidates may be requested to meet with some or all of the other members of the Board of Directors. Using the input from these interviews and the other information it has obtained, the committee will determine whether it should recommend that the Board nominate, or elect to fill a vacancy with, a final prospective candidate. The committee’s evaluation process is the same for candidates recommended by shareholders.
The authority and responsibilities of the Nominating and Corporate Governance Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Committee Charters-Nominating & Corporate Governance Committee” caption. The information on our website is not a part of this proxy statement.
During our fiscal year ended May 31, 2017, the members of the Nominating and Corporate Governance Committee were Jeffrey G. Gold, Wesley E. Johnson, Jr. and Steven R. LaPorte, each of whom has been determined by our Board of Directors to be independent under the Nasdaq listing standards. Mr. LaPorte served as the chair the committee until January 2017. Mr. Johnson has served as chair of the committee from January 2017. The Nominating and Corporate Governance Committee met 4 times during the fiscal year ended May 31, 2017. All of such meetings were attended, either in person or telephonically, by all of the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee did not take action by unanimous written consent during the fiscal year ended May 31, 2017.
Recommendations by Shareholders of Director Nominees
Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the Nominating and Corporate Governance Committee, c/o AngioDynamics, Inc., 14 Plaza Drive, Latham, New York 12110 at least 90 days but no more than 120 days prior to the anniversary date of the previous year’s Annual Meeting. Assuming that the appropriate information has been timely provided, the committee will consider these candidates in the same manner as it considers other Board candidates it identifies. Our shareholders also have the right to nominate director candidates without any action on the part of the Nominating and Corporate Governance Committee or our Board of Directors by following the advance notice provisions of our by-laws as described under “Nomination of Directors.”
Meetings of the Board and Committees
Our Board of Directors held 11 meetings, either in person or by telephone, and took action by unanimous written consent 3 times during our fiscal year ended May 31, 2017. Each incumbent director attended more than 75% of the meetings of the Board and of each committee of which he or she was a member that were held during the period in which he was a director or committee member.

OWNERSHIP OF SECURITIES
The following table sets forth the AngioDynamics common stock beneficially owned by each of our directors, each of our named executive officers, all of our directors and executive officers as a group and each person known by us to beneficially own more than 5% of our common stock as of August 24, 2017. Except as otherwise noted, each individual director or named executive officer had sole voting and investment power with respect to the AngioDynamics common stock. As of August 24, 2017, there were 36,607,086 shares of our common stock outstanding. As of August 24, 2017, no director or executive officer beneficially owned more than 1% of the shares of our outstanding common stock. As of August 24, 2017, AngioDynamics’ current directors and executive officers as a group beneficially own 1.88% of the shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Owned as of August 24, 2017(a)	% of Outstanding Shares	Number of Shares Beneficially Owned, Number that May be Acquired Within 60 Days of August 24, 2017
5% Owners
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,778,393(b)	10.2%	—
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX, 78746	3,113,954(c)	8.4%	—
RGM Capital, LLC 9010 Strada Stell Court, Suite 105 Naples, Florida 34109	2,006,652(d)	5.6%	—
Non-Employee Directors
Eileen O. Auen	—	*	—
Howard W. Donnelly	81,774	*	39,373
Jeffrey G. Gold	87,196	*	39,373
Kevin J. Gould	91,331	*	64,373
Wesley E. Johnson, Jr.	74,157	*	39,373
Steven R. LaPorte	83,923	*	39,373
Dennis S. Meteny	96,310	*	39,373
Jan Stern Reed	316	*	—
Named Executive Officers
James C. Clemmer	42,797	*	68,661
Michael C. Greiner	1,576	*	25,000
Robert A. Simpson	—	*	—
Chad T. Campbell	2,193	*	21,437
Stephen A. Trowbridge	61,960	*	38,105
All directors and executive officers as a group (14 persons)(e)	698,047	1.8%	462,410

*	Represents less than one percent of the number of shares outstanding at August 24, 2017.

(a)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, although not outstanding, shares of common stock subject to options that are exercisable or will become exercisable within 60 days of August 24, 2017 and restricted stock units that will vest within 60 days of August 24, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(b)
Share ownership information based upon a Schedule 13G/A filed by BlackRock, Inc. on February 8, 2017. According to the Schedule 13G/A, Blackrock, Inc. has sole voting power with respect to 3,708,792 shares and sole dispositive power with respect to 3,778,393 shares.

(c)
Share ownership information is based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2017. According to the Schedule 13G/A, Dimensional Fund Advisors serves as investment adviser to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment adviser, neither Dimensional Fund Advisors nor its subsidiaries possess voting and/or investment power over the securities of the Issuers that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional Fund Advisors disclaims beneficial ownership of such securities. To the knowledge of Dimensional Fund Advisors, none of the Funds individually own more than 5% of the outstanding shares of Common Stock. The Funds have shared dispositive power with respect to 3,113,954 shares and have shared voting power with respect to 3,003,311 shares.

(d)
Share ownership information is based upon a Schedule 13G/A filed by RGM Capital, LLC and Robert G. Moses, managing member of RGM Capital, LLC, on February 14, 2017. According to the Schedule 13G/A, RGM Capital, LLC and Robert G. Moses beneficially own and have shared voting and dispositive power with respect to 2,066,652 shares.

(e)
Includes all of the persons identified as non-employee directors and named executive officers and Mr. Richard Stark, SVP and GM-Oncology Surgery. Mr. Stark owns 26,545 shares of common stock, including 47,969 shares that may be acquired within 60 days of August 24, 2017.

Equity Compensation Plan Information
The following table sets forth information, as of May 31, 2017, with respect to compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by security holders	1,944,246(1)	$15.40	2,180,053
Equity compensation plans not approved by security holders	500,000(3)	$12.14	None
Total	2,444,246	$15.00	2,180,053

(1)	Includes (i) 1,455,576 stock options with a weighted-average exercise price of $15.40, (ii) 390,006 restricted stock units, and (iii) 111,164 performance share awards.

(2)	Reflects the number of securities remaining available for future issuance under the AngioDynamics, Inc. 2004 Stock and Incentive Award Plan, as amended.

(3)
On April 1, 2016, the Company entered into an employment agreement with James C. Clemmer to secure his service as President and Chief Executive Officer of the Company. As part of his employment agreement, the Company granted Mr. Clemmer 250,000 performance share awards, 200,000 options at an exercise price of $12.14, and 50,000 restricted stock units. The awards were granted as an inducement material to Mr. Clemmer’s entering into employment with the Company, within the meaning of Nasdaq Listing Rule 5635.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
AngioDynamics operates in an extremely competitive industry. Our compensation philosophy is designed to:

•	align our executive officers’ compensation with our business objectives and the interests of our shareholders;

•	enable us to attract, motivate and retain the level of successful, qualified senior executive leadership talent necessary to achieve our long term goals; and

•	reward performance, company growth and advancement of our long-term strategic initiatives.
AngioDynamics generally sets executive compensation targets for cash and equity-based compensation at or near the 50th percentile of companies in a predetermined comparable group through a combination of fixed and variable compensation. Our compensation program supports our “pay for performance” philosophy by targeting fixed compensation (base salary) at or near the 50th percentile of the comparable companies and targeting variable compensation at the 50th percentile with the opportunity to earn above the 50th percentile when warranted by performance.
AngioDynamics views these ranges of compensation targets as a guideline, not a rule, in setting and adjusting our compensation programs. While the Compensation Committee attempts to base compensation decisions on the most recent market data available, it also recognizes the importance of flexibility, and may go above or below the targeted ranges for any individual or for any specific element of compensation. Individual executive compensation may be above or below the stated philosophy based on considerations such as individual performance, experience, history and scope of position, current market conditions and the specific needs of the business at critical points in time.
In addition, our compensation strategy takes into account our financial performance relative to our peer companies including companies that:

•	exclusively design, develop, manufacture, and market medical devices;

•	market and sell products primarily through a direct sales force;

•	are publicly traded on the Nasdaq or NYSE stock exchanges and have at least one published proxy statement;

•
have revenues, market value, and an employee size of a minimum of approximately 50% of, and up to approximately 200% of our expected revenues, market size and employee count for the next fiscal year; and

•	are generally profitable.
Within this overall philosophy, the Compensation Committee’s objectives are to:

•	offer a total compensation package that takes into consideration the compensation practices of similarly situated companies with which we compete for exceptional senior level talent;

•	provide annual cash incentive awards relative to attaining certain pre-determined financial metrics, along with completion of individual objectives;

•	align financial incentives with shareholders’ interests through significant equity-based incentives to senior management; and

•	reward overachievement of goals with programs designed to have significant upside bonus opportunity for participants.
The Compensation Committee
The Compensation Committee is responsible for: (i) assisting the Board in developing and evaluating potential candidates for executive positions; (ii) reviewing and recommending to the Board the corporate goals and objectives with respect to our CEO’s compensation on an annual basis; (iii) reviewing our CEO’s performance annually in light of the committee’s established goals and objectives and recommending to the full board the compensation payable to the CEO; (iv) reviewing and approving the evaluation process, compensation structure and payouts for our other named executive officers annually and overseeing the CEO’s decisions concerning the performance and compensation of our other named executive officers; and (v) reviewing and ensuring our incentive compensation and other stock-based plans are administered consistent with the terms of such plans and recommending changes in such plans to the Board, as needed. The authority and responsibilities of the Compensation Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Committee Charters-Compensation Committee” caption.

Our Board of Directors has determined that all of the directors who were members of the Compensation Committee during our fiscal year ended May 31, 2017, Messrs. Gould and LaPorte, Mr. Johnson through January 2017 and Ms. Auen after January 2017, are independent under the Nasdaq listing standards. Although the Compensation Committee comprises solely independent directors, it does consider the recommendations, if any, provided by our CEO in determining the appropriate levels of compensation for our named executive officers, other than the CEO.
Named Executive Officers
AngioDynamics’ named executive officers (or our NEOs) are President and Chief Executive Officer James C. Clemmer, Executive Vice President and Chief Financial Officer Michael C. Greiner, Senior Vice President and General Manager - Peripheral Vascular Robert A. Simpson, Senior Vice President and General Manager Vascular Access Chad T. Campbell and Senior Vice President and General Counsel Stephen A. Trowbridge. Michael Greiner joined us as Executive Vice President and Chief Financial Officer on August 16, 2016. Prior to Mr. Greiner, Michael Trimarchi served as interim Chief Financial Officer until May 13, 2016. From Mr. Trimarchi’s departure through July 27, 2016, we did not have a Chief Financial Officer, and instead were using the services of an outside consulting firm to fill this role. On July 27, 2016, Peter J. Kish was designated as our principal financial officer and principal accounting officer and served in this role until August 16, 2016.
Components of Executive Compensation for Fiscal 2017
The three components of the compensation program for named executive officers are base salary, annual cash incentive compensation and long-term equity-based incentive awards in the form of performance share awards, stock options and restricted stock unit awards. The Compensation Committee administers these components with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual performance. The Compensation Committee’s policy is to establish ranges for base salary, annual cash incentive compensation and equity-based incentives for named executive officer positions, including that of the CEO, with consideration to the averages paid by similarly-situated companies, which include publicly traded companies of similar structure, revenue, and profitability in the life sciences industry.
In determining these ranges, the Compensation Committee reviewed information from a compensation survey conducted on our behalf during our fiscal year ended May 31, 2017 by Steven Hall Partners, an independent consulting company engaged by the Compensation Committee to conduct the survey. The Compensation Committee assessed the independence of Steven Hall Partners and concluded that no conflict of interest exists with respect to the service to the Compensation Committee. The Compensation Committee also approved the list of peers to be used in the analysis. During our fiscal year ended May 31, 2017, the Company analyzed information with respect to the following peer group.

Accuray	DexCom, Inc.	Merit Medical Systems, Inc.
Conmed Corporation	Exactech, Inc.	Natus Medical Incorporated
Cantel Medical Corp.	ICU Medical, Inc.	NxStage Medical, Inc.
Cynosure, Inc.	Masimo Corporation	RTI Surgical, Inc.
The Spectranetics Corporation
In order to ensure a comprehensive review in preparing the compensation survey, Steven Hall took the following steps:

1)
Compiled information to form the basis of the survey, including analyzing and selecting peer companies, analyzing our historical and current compensation practices and philosophies, and determining the positions to be included in the survey, with the assistance of the Compensation Committee and other key contributors.

2)
Performed a proxy review using peer group data and other industry specific surveys to analyze base salary, total cash compensation, and long-term incentives paid to executives and summarized its findings in the form of a competitive pay analysis.

3)
Presented recommendations for comprehensive executive plan strategy and pay structure for the next fiscal year, including base salary levels, design of the annual bonus program, and amount and allocation of short-term and long-term incentive compensation components.

The following table depicts the components of target compensation for our CEO and our other NEOs established by our Compensation Committee for our fiscal year ending May 31, 2017. Each of the components is described in more detail below.
CEO Compensation
On April 1, 2016, AngioDynamics entered into an employment agreement with James C. Clemmer, appointing Mr. Clemmer as President and Chief Executive Officer of the Company, effective April 4, 2016. Mr. Clemmer succeeded Joseph M. DeVivo who had served as President and CEO since September 2011. Pursuant to the employment agreement with Mr. Clemmer, he will serve as the Company’s President and CEO for an initial two-year term, subject to successive one-year extensions unless either party notifies the other in writing not later than March 1 immediately prior to the anniversary of the employment agreement effective date, beginning on March 1, 2018 and each March 1 thereafter. For our Fiscal year ended May 31, 2017, Mr. Clemmer’s base salary was $625,000. He is eligible for an annual bonus equal to a target level of 100% of his base salary, payable based upon our achievement of pre-determined financial metrics as discussed in further detail below. In addition, pursuant to the agreement, Mr. Clemmer will receive (i) an executive car allowance of $1,500 per month (less applicable taxes), (ii) reimbursement of up to $15,000 for legal fees incurred by Mr. Clemmer in the review of his employment agreement, (iii) reimbursement for reasonable business expenses incurred during the period of employment subject to the Company’s expense reimbursement policies, and (iv) a relocation allowance of $75,000 in the form of reimbursements and payments. Mr. Clemmer will also be eligible to participate in the benefit and perquisite plans and programs generally available to senior executives of the Company, including health insurance, life and disability insurance, the Employee Stock Purchase Plan, 401(k) plan and flexible spending plan.
For our fiscal year ending May 31, 2017, Mr. Clemmer is eligible to receive an equity award in accordance with our customary procedures pursuant to our annual equity award program. It is the current policy of the Company’s board of directors that the chief executive officer receives for his annual equity grant an award valued at 225% of base salary, and that such award comprises 25% stock options, 25% restricted stock units, and 50% performance share awards.
In addition, under his employment agreement, Mr. Clemmer was granted equity awards effective April 4, 2016 in the form of (i) 250,000 performance share awards, (ii) an option to purchase 200,000 shares of common stock, and (iii) 50,000 restricted stock units. The performance share awards have a three-year term with payouts to be made in shares of AngioDynamics common stock at the end of the term ranging between 0 and 200% of the grant amount depending on the Company’s total shareholder return relative to a peer group of companies substantially similar to the peer group previously disclosed in connection with the Company’s prior performance share award programs. The options will vest in four equal installments beginning on the first anniversary of the grant date, have a strike price equal to the closing price of AngioDynamics’ common stock as of April 4, 2016 ($12.14) and expire, if not exercised, on April 4, 2023. The restricted stock units will vest in four equal installments beginning on the first anniversary of the grant date. Each of these three grants was granted to Mr. Clemmer as inducement equity awards in accordance with Nasdaq Listing Rule 5635(c)(4).
Base Salaries
The base salary for each named executive officer is determined at levels considered appropriate for comparable positions at similarly situated companies, while targeting the average 50th percentile for total cash compensation of executives at such similarly situated companies. Adjustments to each individual’s base salary are made based on annual performance reviews with consideration given to the executive’s performance as well as his/her salary compared with the range of those listed in the aforementioned survey and our executives generally. Among the criteria used in the annual performance reviews are the work and supervisory performance of the executive, demonstrated management and leadership skills, performance to specific established personal goals, and the strengths and weaknesses that the executive demonstrates on the job.
Following are the base salary increases for the named executive officers for fiscal 2017 that were effective September 1, 2016 and for our fiscal year 2018 that were effective September 1, 2018.

Name	Fiscal 2016 Base Salary	Fiscal 2017 Base Salary	Percentage Increase	Fiscal 2018 Base Salary	Percentage Increase
James C. Clemmer	$625,000	$625,000	—%	$650,000	4%
Michael C. Greiner	N/A	$370,000	N/A	$410,000	10%
Robert A. Simpson	N/A	$330,000	N/A	$330,000	—%
Chad T. Campbell	N/A	$270,000	N/A	$295,000	8%
Stephen A. Trowbridge	$305,000	$314,000	3%	$327,000	4%
Salary increases for all AngioDynamics employees averaged approximately 3% during during each of our fiscal years 2017 and 2018. The salary increases for our named executive officers were within the guidelines for our employees. The Compensation Committee believes that the salaries for our named executive officers are within the stated philosophy.
Annual Cash Incentives
The Compensation Committee believes that a meaningful portion of the annual compensation of each named executive officer should be in the form of annual cash incentive compensation.
For our fiscal year ended May 31, 2017, 80% of the annual cash incentive target was based upon pre-determined financial metrics and 20% was based upon achievement of pre-determined personal objectives. For our fiscal year ending May 31, 2018, the annual cash incentive payable to our named executive officers will be 100% based on the achievement of pre-determined financial metrics. For our named executive officers during our fiscal year ended May 31, 2017, the financial metrics target was as follows: 50% based on our achievement of our pre-determined net sales target, 25% based on our achievement of our pre-determined adjusted EPS target and 25% based upon our achievement of our pre-determined free cash flow target. The Compensation Committee uses net sales, adjusted EPS and free cash flow as the targets to measure financial performance because it believes these metrics are highly linked to creating value for shareholders. Additional compensation up to a maximum of 50% of the target incentive payment amounts may be awarded if we overachieve our annual financial targets.
For our fiscal 2017, we achieved 96.44% of our net sales target of $362.5 million, resulting in no payout of the 50% target associated with net sales, 108.96% of our adjusted EPS target of $67.00, resulting in 150% of the target payout of the 25% target associated with adjusted EPS, and 111.36% of our free cash flow target of $44.0 million, resulting in a 150% payout of the 25% target associated with free cash flow.
For our fiscal year ended May 31, 2017, Mr. Clemmer’s personal goals included refining and implementing a new product development process and driving operational efficiencies. The Board of Directors determined that Mr. Clemmer should be paid 92.5% of his personal objectives component. Mr. Greiner’s personal objectives included managing an RFP process with respect to the Company’s independent registered public accountants, managing refinancing the Company’s credit facility and the Company generating free cash flow in excess of $30 million. The Compensation Committee determined that Mr. Greiner should be paid 100% of his personal objectives component. Mr. Simpson’s personal goals included the PV division achieving United States and global revenue targets and refining the strategic plan for the Company’s venous insufficiency business. The Compensation Committee determined that Mr. Simpson should be paid 100% of his personal objectives component. Mr. Campbell’s personal goals included the VA division achieving United States and global revenue targets and refining the strategic plan for the Company’s PICC business. The Compensation Committee determined that

Mr. Campbell should be paid 96.25% of his personal objectives component. Mr. Trowbridge’s personal objectives included submitting to the FDA for expanded indications for the Company’s Oncology products and developing a strategy and structure for the Company’s clinical department to support generating increased levels of clinical data. The Compensation Committee determined that Mr. Trowbridge should be paid 100% of his personal objectives component.
In fiscal 2017, the target incentive payment amounts and the actual payout amounts, each as a percentage of base salary, for the named executive officers were as follows:

Name	Target as a Percentage of Base Salary	Actual Payout as a Percentage of Base Salary
James C. Clemmer	100%	79%
Michael C. Greiner (1)	60%	48%
Robert A. Simpson (2)	15%	12%
Chad T. Campbell	45%	36%
Stephen A. Trowbridge	45%	36%

(1)	Mr. Greiner joined the Company August 18, 2016.

(2)	Mr. Simpson joined the Company effective February 7, 2017, his target incentive amount for our fiscal year ended May 31, 2017 was subject to a pro rata adjustment.
For the Company’s fiscal year ending May 31, 2018, the annual cash incentive target for the CEO is 100% of base salary, for the EVP it is 65% of base salary, and for the other named executive officers it is 45% of base salary.
Long-Term, Equity-Based Incentive Awards
In 2004, we adopted the AngioDynamics, Inc. 2004 Stock and Incentive Award Plan, as amended, or the 2004 Plan. The 2004 Plan provides for the grant of incentive awards, including performance share awards, performance unit awards, restricted stock awards and restricted stock unit awards, as well as incentive and non-qualified stock options and stock appreciation rights. The Compensation Committee believes that including equity grants as a significant component of executive compensation aligns our executives’ interest with those of our shareholders. The Compensation Committee has made grants of stock options, restricted stock unit awards and performance share awards and, in the future, expects to offer other awards under the 2004 Plan in order to provide named executive officers with an opportunity to share, along with shareholders, in our long-term performance and to reward these individuals for their contribution to our performance.
Stock option and restricted stock unit grants generally are made to each named executive officer upon his or her joining AngioDynamics and satisfying the requirements for eligibility under the plan, with additional grants in the form of options, restricted stock units and performance share awards being made annually. Stock options granted under the 2004 Plan generally have a four-year vesting schedule. Prior to July 2017, options granted generally expire seven years from the date of grant. For options granted after July 2017, the expiration date is generally 10 years from the date of grant. The exercise price of options granted under our plan must be at least 100% of the fair market value of the underlying stock on the date of grant. Restricted stock unit awards typically vest equally over a four-year period and are released if the employee remains active with the company through the vesting date. Performance share awards are generally made each year, with each grant having a three-year term with payouts to be made in shares of AngioDynamics’ common stock at the end of the term depending on AngioDynamics’ total shareholder return relative to a peer group of companies with similar risk profiles to AngioDynamics. The number of shares of common stock that vest under the performance share award will be in a range of 0% to 200% of the target amount of shares granted to the employee based upon AngioDynamics’ TSR percentile ranking relative to the peer group as follows:

TSR Performance Percentile Rank	Performance Share Awards as a Percent of Target
75th Percentile or above	200%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%
If the minimum level of performance (at least the 25th percentile) is achieved for the performance period, the number of shares of common stock vesting under the performance share award will be calculated linearly between each set of data points.

The peer group for performance share awards made in 2017 is set forth in the table below.

Abaxis Inc.	Edwards Lifesciences Corporation	Merit Medical Systems, Inc.
Abiomed Inc.	Endologix, Inc.	Mine Safety Appliances Company
Accuray Inc.	Exactech, Inc.	Natus Medical Incorporated
AlphaTec Holdings Inc.	Haemonetics Corporation	NuVasive, Inc.
Articure, Inc.	ICU Medical, Inc.	NxStage Medical, Inc.
Atrion Corporation	Insulet Corporation	Resmed Inc.
Becton, Dickinson & Company	Integra Lifesciences Holdings Corporation	RTI Surgical, Inc.
Boston Scientific Corporation	Intricon Corporation	Steris Corporation
Cantel Medical Corp.	Intuitive Surgical, Inc.	Stryker Corporation
Conmed Corporation	Invacare Corporation	Teleflex Incorporated
CryoLife, Inc.	Lakeland Industries Inc.	Varian Medical Systems, Inc.
Cutera, Inc.	Lemaitre Vascular, Inc.	Wright Medical Group
Dexcom, Inc.	Masimo Corporation
Digirad Corp
In the event of the named executive officer’s termination of employment, all of his or her unvested options, restricted stock units and performance share awards will be forfeited in accordance with the provisions of the 2004 Plan and the applicable grant agreement.
The number of stock options, restricted stock units or performance share awards granted to each named executive officer is generally based upon several factors, including: (i) position with AngioDynamics; (ii) base salary; (iii) performance; and (iv) the grants made, on average, by similarly situated companies to executives with similar responsibilities. For our fiscal year ended May 31, 2017, the Compensation Committee set targets of total long term incentive awards at 225% of base salary for the CEO, 85% of base salary for the Executive Vice President and CFO and 75% of base salary for the other named executive officers. For our fiscal year ending May 31, 2018, the Compensation Committee set targets of total long term incentive awards at 225% of base salary for the CEO, 100% of base salary for the Executive Vice President and CFO and 75% of base salary for the other named executive officers. For our fiscal year ended May 31, 2017, the total long term incentive target comprises 50% of total value from performance share awards, 25% of total value from restricted stock units and 25% of total value from options.
The Compensation Committee and the Board of Directors believe that this annual long term incentive program provides a strong pay for performance orientation while effectively incentivizing management decision making and providing appropriate retention incentives. Performance share award payouts are directly tied to AngioDynamics’ total shareholder return relative to a peer group of companies with similar risk profiles to AngioDynamics. Stock options effectively incentivize management to maximize company performance, as the value of options is directly tied to appreciation in the value of our common stock. Stock options also provide an effective retention mechanism because of the four-year vesting provisions. Restricted stock units are intended to retain key management through vesting periods, with the opportunity for capital accumulation and more predictable long-term incentive value than stock options.
For our fiscal year ended May 31, 2017, based upon the Black-Scholes valuation for our options as of July 27, 2016, the Compensation Committee granted the following options to our named executive officers at target as follows:

Executive Officer	Target Grants of Options
CEO	74,642
EVP and CFO (1)	N/A
SVP, GM - Peripheral Vascular (2)	N/A
SVP, GM - Vascular Access	10,748
SVP and General Counsel	12,142

(1) Mr. Greiner joined the Company August 18, 2016.
(2) Mr. Simpson joined the Company effective February 7, 2017

For our fiscal year ended May 31, 2017, based upon the closing price for our common stock as of July 27, 2016, the Compensation Committee granted the following restricted stock units for our named executive officers at target as follows:

Executive Officer	Target Grants of Restricted Stock Units
CEO	21,191
EVP and CFO (1)	N/A
SVP, GM - Peripheral Vascular (2)	N/A
SVP, GM - Vascular Access	3,052
SVP and General Counsel	3,447

(1) Mr. Greiner joined the Company August 18, 2016.
(2) Mr. Simpson joined the Company effective February 7, 2017
For our fiscal year ended May 31, 2017, based upon the closing price for our common stock as of July 27, 2016, the Compensation Committee granted the following performance share awards for our named executive officers at target as follows:

Executive Officer	Target Grants of Performance Share Awards
CEO (1)	—
EVP and CFO (1)	N/A
SVP, GM - Peripheral Vascular (3)	N/A
SVP, GM - Vascular Access	6,103
SVP and General Counsel	6,894

(1) Mr. Clemmer received 250,000 performance shares in connection with joining the Company in April 2016 and was therefore not eligible for a grant of performance shares in July 2016.
(2) Mr. Greiner joined the Company August 18, 2016.
(3) Mr. Simpson joined the Company effective February 7, 2017
Grants of options and restricted stock units made to our named executive officers in fiscal 2017 are set forth below in the table titled “Grants of Plan-Based Awards for Fiscal 2017.”
Stock Ownership Guidelines
To further align the interests of management and shareholders, we maintain stock ownership guidelines for the Board of Directors and our senior executive officers. Under these guidelines, each member of our Board of Directors is required to hold 8,000 shares. New members of the Board of Directors are allowed 36 months from the time they join the Board to acquire the required number of shares, provided they acquire at least 1/3 of the required amount within 15 months of joining the Board and an additional 1/3 within 27 months of joining the Board. In August 2011, our Compensation Committee adopted revised guidelines with respect to our senior executives. Our CEO is required to hold an amount of shares equal to three times his or her base salary, our Executive Vice President and CFO and each of our Senior Vice Presidents is required to hold an amount of shares equal to one times his or her base salary. Employees who are hired or promoted to these management positions must acquire the required number of shares within five years. A senior executive that participates in our employee stock purchase plan at the maximum level from such senior executive’s eligibility date may count unvested restricted stock units towards his or her shareholding requirement. A senior executive that holds an amount of shares less than the applicable ownership level must hold 100% of all Net Shares (as defined below) granted by the company to be eligible for future stock option grants or other equity awards. Net Shares are all shares received pursuant to all company equity awards excluding shares sold to cover (i) the exercise price of options and/or (ii) taxes. The Compensation Committee is mindful that each individual’s personal circumstances will affect progress toward the targeted levels of stock ownership. Senior executives who are unable to achieve or maintain the targeted level of ownership within the prescribed time period may consult with the Compensation Committee with respect to a hardship exemption. Each member of our Board of Directors and each of our senior executives is currently in compliance with the applicable holding requirement.

Hedging and Pledging Policy
Our Insider Trading Policy prohibits directors and employees, including named executive officers, from engaging in hedging or monetization transactions, such as zero-cost dollars and forward sale contracts, and from engaging in borrowing against AngioDynamics’ securities held in a margin account, or pledging AngioDynamics’ securities as collateral for a loan (unless the individual can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities).
Clawback Policy
If any award (including an annual cash incentive award as well as a long term equity-based incentive award) was granted to an AngioDynamics’ executive and the Compensation Committee (or the Board of Directors) later determines that the financial results of the Company used to determine the amount of that award, or any payment under that award, whether to the executive or to the executive’s beneficiary, are materially restated and that such executive engaged in fraud or intentional misconduct with respect to the inputs to, or determination of, such financial results, the Company will seek repayment or recovery of the award, as the Board of Directors in its sole discretion determines is reasonable and appropriate, notwithstanding any contrary provision of any incentive plan. In addition, the Compensation Committee or the Board of Directors may provide that any executive and/or any award, including any shares subject to or issued under an award, is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.
Perquisites
All executives of AngioDynamics are eligible to participate in our Fleet Vehicle Program at the executive level. Executives hired before May 2012 may accept a company vehicle. Executives hired after May 2012 are entitled to an automobile allowance of $1,200 per month ($1,500 in the case of our CEO) and we will cover the employee’s expenses for mileage or gas for company related business.
Deferred Compensation Program
We do not sponsor or maintain any non-qualified deferred compensation programs for the benefit of any of our named executive officers.

Potential Payments upon Termination or Change in Control
Executive Severance Policy
Our named executive officers may be eligible for severance payments and benefits under our AngioDynamics Senior Executive Severance Pay Guidelines.
A senior executive may be eligible to receive severance benefits in the following situations:

•	The elimination of the executive’s job or position;

•	The relocation of the executive’s job or position to a location in excess of 60 miles from the current location of employment; or

•	Divestment of the executive’s business or business unit, unless the acquiring/successor entity offers continuing employment that does not involve a major relocation, as described above.
A senior executive would generally not be eligible for severance benefits in the following situations:

•	Terminations for performance reasons, including, but not limited to, violating work rules;

•	Voluntary resignations;

•
In the event of an asset or stock sale, where the executive continues employment with a successor in interest to AngioDynamics or any of either its or AngioDynamics’ subsidiaries, affiliates or joint ventures; or

•	A transfer or reassignment of the executive to another location, division, subsidiary, affiliate or joint venture that does not result in relocation as described above.

In addition, severance under this policy typically will not be available to executives who have agreements with AngioDynamics, its subsidiaries and/or affiliates and joint ventures that provide for payments upon termination of employment, other than those that derive from these guidelines. To be eligible for severance pay the executive must sign a separation agreement acceptable to the Company. During our fiscal year ended May 31, 2017, in general, the following schedule for the payment of cash severance is considered appropriate:

Service Completed	Severance Payment
Less than 3 years of service	1 month base salary
3-5 years of service	2 months base salary
6-9 years of service	3 months base salary
10-12 years of service	4 months base salary
13+ years of service	6 months base salary
The following additional consideration may be appropriate for exempt employee positions described below:

•	Vice Presidents: an additional 4 months of base salary; and

•	Sr. Vice Presidents: an additional 6 months of base salary.
Executive Vice Presidents and Sr. Vice Presidents who report directly to the CEO are entitled to an aggregate severance benefit equal to 12 months of base salary.
In general, the CEO is eligible for a severance benefit equal to 18 months of base salary, unless a different severance benefit is set forth in an effective agreement.
The maximum severance period that will be offered under any circumstances (other than to the CEO) is 12 months.

Payments are generally made in accordance with the Company’s regular salary payment practices, subject to modification in connection with Section 409A of the Internal Revenue Code, unless a different method is set forth in an effective agreement.
Additional benefits such as outplacement assistance, continued insurance coverage, and/or an agreement not to contest eligibility for unemployment compensation, may also be offered in a separation agreement.
Change-In-Control Arrangements
In August 2013, our Board of Directors authorized us to enter into change in control severance agreements with certain executive officers. Each agreement has an initial term ending December 31, 2013, and each year will automatically renew for an additional one year term, provided however, that if a change in control occurs the term will expire no earlier than 12 calendar months after the calendar month in which such change in control occurs. A change of control is generally defined in each agreement as any of the following: (i) a person is or becomes a beneficial owner of more than 50% of our voting securities, (ii) the composition of a majority of our Board changes, (iii) we consummate a merger or consolidation, or (iv) our shareholders approve a plan of liquidation or sale of substantially all of our assets. Each agreement provides, among other things, that if a change in control occurs during the term of the agreement, and the executive’s employment is terminated either by us or by the executive, other than (a) by us for cause, (b) by reason of death or disability, or (c) by the executive without good reason, such executive will receive a severance payment equal to: (A) 2.5 times his annual base salary for the CEO and 2 times the executive’s annual base salary for the EVP and CFO, SVP and GMs and SVP and General Counsel, (B) unpaid and prorated annual bonus amounts, and (C) earned but unused vacation time. In addition, each Change in Control Agreement provides that in the event that the severance and other benefits provided for in the agreement or otherwise payable to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the agreement will be either (i) delivered in full, or (ii) delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the executive.
Payment made under each respective agreement is generally made in a lump sum within thirty days following termination subject to delay if required by Section 409A of the Internal Revenue Code.
The following tables show potential payments to Messrs. Clemmer, Greiner, Simpson, Campbell and Trowbridge under existing agreements, plans or other arrangements, for various scenarios involving a change in control or termination of employment, in each case assuming the termination date was May 31, 2017 and where applicable, using the closing market price of our common stock of $15.08 per share on that date (as reported on Nasdaq).

Potential Payments following a Change in Control

Name	Severance Amount	Accelerated Vesting of Stock Options (1)	Restricted Stock Unit and Performance Share Vesting (2)	Other	Total
James C. Clemmer	$1,250,000	$441,000	$4,655,060	$—	$6,346,060
Michael C. Greiner	$740,000	$—	$452,400	$—	$1,192,400
Robert A. Simpson	$660,000	$—	$603,200	$—	$1,263,200
Chad T. Campbell	$540,000	$—	$251,157	$—	$791,157
Stephen A. Trowbridge	$628,000	$20,680	$555,381	$—	$1,204,061

(1)
Amounts in the “Value of Accelerated Stock Options” column represent the number of shares underlying in-the-money unvested stock options held by each named executive officer, multiplied by the difference between that option’s exercise price and $15.08 (the closing price of our common stock on May 31, 2017 as reported on Nasdaq).

(2)
Amounts in the “Restricted Stock Unit and Performance Share Vesting” column represent the value of the number of each named executive officer’s restricted stock units and performance share awards, the vesting of which would have accelerated as of May 31, 2017, calculated by multiplying the number of accelerated restricted stock units and performance share awards by $15.08 (the closing price of our common stock on May 31, 2017).

Employees, including named executive officers, are not entitled to any benefits upon termination for cause. All unvested stock options and restricted stock units, as well as all vested but unexercised stock options are forfeited as of the date of termination. Following an involuntary termination by the Company (other than termination for cause or in connection with a change in control), assuming a termination on May 31, 2017, each Named Executive Officer would be entitled to the following benefits: Mr. Clemmer - $937,500; Mr. Greiner - $370,000; Mr. Simpson - $330,000; Mr. Campbell - $270,000; and Mr. Trowbridge - $314,000.
Internal Revenue Code Section 162(m) Considerations
Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held corporation, such as AngioDynamics, from claiming a deduction on our federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the CEO (or person acting in that capacity) and to the three most highly compensated officers other than the CEO as of the end of our fiscal year (but not including the chief financial officer). This limitation does not apply to compensation that meets the requirements under section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). In general, the Compensation Committee has structured awards to executive officers under the Company’s incentive programs to qualify for this “qualifying performance-based” compensation exception under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee retains the discretion to award compensation that exceeds the Section 162(m) deductibility limit.
2016 Shareholder Advisory Vote on Executive Compensation
At our 2016 annual meeting, our shareholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2016 annual meeting. The shareholder vote in favor of our named executive officer compensation totaled approximately 88 percent of all votes cast, including abstentions. The Compensation Committee considered the results of the 2016 vote and views the outcome as evidence of strong shareholder support of our executive compensation decisions and policies. Accordingly, the Compensation Committee did not change its approach to executive compensation in 2017.

Compensation Policies and Practices Relating to Risk Management

Each year, the Compensation Committee reviews our compensation programs applicable to all employees and reviews and approves the compensation program applicable to executives, including the NEOs. Based on the Compensation Committee’s review of the terms and elements of these programs, as well as our practices and policies, the Compensation Committee determined that the Company’s compensation policies and practices are appropriately designed to provide incentives for our employees without creating an inappropriate risk of excessive risk taking. Among other factors, the Compensation Committee’s compensation philosophy generally discourages excessive risk taking by, among things:

•	targeting base salary at or near the 50th percentile of comparable companies, providing meaningful compensation at a fixed level;

•	designing total compensation programs to comprise a meaningful amount of long-term incentive compensation;

•	balancing the composition of the Company’s long-term incentive program to include time based restricted stock units to go along with relative TSR performance shares and options;

•	capping the total payout of short-term cash incentive opportunities; and

•	adopting a code of ethics and business conduct applicable to all employees and directors.

In addition, the Company’s 2004 Stock and Incentive Award Plan, as amended, includes clawback provisions that provide that any award (including annual cash incentive awards as well as long term equity-based incentive awards) granted to an executive are subject to repayment if the Compensation Committee or the Board of Directors later determines that the financial results of the Company upon which such awards were based are materially restated and such executive engaged in fraud or intentional misconduct in connection with such financial results. See Clawback Policy set forth in this Compensation Discussion and Analysis.

Based on the Compensation Committee’s review, the Company has concluded that the risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report on Executive Compensation
The Compensation Committee of the Board of Directors evaluates and makes recommendations to the Board of Directors regarding the compensation of the CEO and approves the compensation of our other named executive officers. The Compensation Committee also administers all executive compensation programs, incentive compensation plans and equity-based plans and all other compensation and benefit programs currently in place. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Kevin J. Gould (Chairman)
Eileen O. Auen
Steven R. LaPorte

Summary Compensation Table for Fiscal 2017
The following table sets forth information concerning the compensation for services, in all capacities for our fiscal year ended May 31, 2017 of (i) our CEO, (ii) our EVP and CFO, and (iii) those persons who were, at the end of fiscal 2017, our three most highly compensated executive officers other than our CEO and CFOs.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
James C. Clemmer (4)	2017	625,000	—	351,559	351,713	493,750	—	18,962	1,840,984
President, Chief Executive Officer	2016	84,135	—	4,847,000	706,700	—	—	2,423	5,640,258
Michael C. Greiner (5)	2017	280,346	100,000	612,900	452,970	177,600	—	47,310	1,671,126
Executive Vice President, Chief Financial Officer
Robert A. Simpson (6)	2017	100,269	—	839,250	243,015	39,600	—	5,830	1,227,964
Senior Vice President Peripheral Vascular
Chad T. Campbell (7)	2017	270,000	—	354,522	404,045	85,590	—	49,723	1,163,880
Senior Vice President Global Vascular Access
Stephen A. Trowbridge	2017	311,695	—	213,059	57,213	113,097	—	23,050	718,114
Senior Vice President and General Counsel	2016	302,275	—	190,429	68,306	61,810	—	29,972	652,792
	2015	293,803	—	448,328	56,135	96,412	—	29,069	923,747

(1)
Stock Awards: The stock awards column represents aggregate grant date fair value of restricted stock unit awards and performance-based restricted stock units assuming target achievement of applicable performance criteria over the performance period (collectively, the “restricted stock awards”) granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. Accordingly, the grant date fair value was determined by multiplying the number of restricted stock awards by the closing stock price on the date of grant.

	Performance Shares
Name	Grant Date	Fair value of performance shares	Target Shares	June 1, 2017 Closing Price	Target Value	Maximum Value
James C. Clemmer	4/1/2016	$16.96	250,000	$15.34	$3,835,000	$7,670,000
Michael C. Greiner	8/18/2016	$22.61	20,000	$15.34	$306,800	$613,600
Robert A. Simpson	7/27/2016	$22.61	30,000	$15.34	$460,200	$920,400
Chad T. Campbell	7/27/2016	$22.61	6,103	$15.34	$93,620	$187,240
Stephen A. Trowbridge	7/25/2014	$19.83	6,314	$15.34	$96,857	$193,714
	7/22/2015	$21.23	5,737	$15.34	$88,006	$176,012
	7/27/2016	$22.61	6,894	$15.34	$105,754	$211,508

(2)
Option Awards: The option awards column represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model.

(3)
For each of the Named Executive Officers, the amounts reported in All Other Compensation include amounts we contributed as matching contributions under the 401(k) Plan, car allowance and relocation and are provided in the table below.

Name	Fiscal Year	401 (k) Match ($)	Car Allowance ($)	Relocation ($)	Total All Other Compensation ($)
James C. Clemmer	2017	962	18,000	—	18,962
	2016	—	2,423	—	2,423
Michael C. Greiner	2017	—	10,911	36,399	47,310
Robert A. Simpson	2017	—	4,375	1,455	5,830
Chad T. Campbell	2017	—	14,723	35,000	49,723
Stephen A. Trowbridge	2017	15,737	7,313	—	23,050
	2016	16,126	13,846	—	29,972
	2015	15,242	13,827	—	29,069

(4)    Mr. Clemmer joined the Company on April 4, 2016.
(5)    Mr. Greiner joined the Company on August 18, 2016.
(6)     Mr. Simpson joined the Company on February 7, 2017.
(7)     Mr. Campbell joined the Company on May 23, 2016.
(

Grants of Plan-Based Awards for Fiscal 2017
The following table provides information with respect to options to purchase shares of Common Stock, restricted stock units and performance awards granted to the named executive officers in fiscal 2017 pursuant to the 2004 Stock and Incentive Award Plan.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards(4) ($)
		Threshold(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James C. Clemmer	—	78,125	625,000	937,500	—	—	—	—	—	—	—
	7/27/2016	—	—	—	—	—	—	21,191			351,559
	7/27/2016	—	—	—	—	—	—	—	74,642	16.59	351,713
Michael C. Greiner	—	27,750	222,000	333,000	—	—	—	—	—	—	—
	8/18/2016	—	—	—	10,000	20,000	40,000	—	—	—	452,200
	8/18/2016	—	—	—	—	—	—	10,000	—	—	160,700
	8/18/2016	—	—	—	—	—	—	—	100,000	16.07	452,970
Robert A. Simpson	—	6,188	49,500	74,250	—	—	—	—	—	—	—
	1/31/2017	—	—	—	15,000	30,000	60,000	—	—	—	678,300
	1/31/2017	—	—	—	—	—	—	10,000	—	—	160,950
	1/31/2017	—	—	—	—	—	—	—	50,000	16.10	234,015
Chad T. Campbell	—	15,188	121,500	182,250	—	—	—	—	—	—	—
	7/27/2016	—	—	—	3,052	6,103	12,206	—	—	—	137,989
	7/27/2016	—	—	—	—	—	—	13,052	—	—	216,533
	7/27/2016	—	—	—	—	—	—	—	85,748	16.59	404,045
Stephen A. Trowbridge	—	17,671	141,371	212,057	—	—	—	—	—	—	—
	7/27/2016	—	—	—	3,447	6,894	13,788	—	—	—	155,873
	7/27/2016	—	—	—	—	—	—	3,447	—	—	57,186
	7/27/2016	—	—	—	—	—	—	—	12,142	16.59	57,213

(1)	Grant Date pertains to the fiscal 2017 stock option and restricted stock awards.

(2)	Threshold represents the minimum amount earned if one of the financial metrics under the plan on which 25% of the bonus is based were achieved at the minimum level needed for any payment.

(3)
In accordance with the terms of the 2004 Plan, these options were granted at 100% of the closing market price on the date of grant, or if such date was not a trading day, the average of the high and low sale prices of our common stock on the most recent prior trading day. Options have a seven year term. Generally, all options become exercisable as to 25% of the shares on each of the first four anniversary dates of the date of grant.

(4)	Represents grant-date fair value based on FASB ASC 718 for fiscal 2017 equity grants.

Outstanding Equity Awards at Fiscal 2017 Year-End
The following table summarizes the number of securities underlying outstanding equity awards for the named executive officers on May 31, 2017.

	Option Awards (1)					Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#)					Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number (#)(3)	Market Value ($)	Grant Date	Number (#)(4)	Market or Payout Value ($)
James C. Clemmer	4/4/16	50,000	150,000	12.14	4/4/2023	4/4/16	37,500	455,250	4/1/16	250,000	4,240,000
	7/27/16	—	74,682	16.59	7/27/2023	7/27/16	21,191	351,559		—	—
Michael C. Greiner	8/18/16	—	100,000	16.07	8/18/2023	8/18/16	10,000	160,700	8/18/16	20,000	452,200
Robert A. Simpson	1/31/17	—	50,000	16.10	1/31/2024	1/31/17	10,000	161,000	7/27/16	30,000	678,300
Chad T. Campbell	7/27/16	18,750	66,998	16.59	7/27/2023	7/27/16	10,552	175,058	7/27/16	6,103	137,989
Stephen A. Trowbridge	8/6/13	13,103	4,367	11.92	8/6/2020	8/6/13	1,341	34,276	7/25/14	6,314	125,207
	7/25/14	6,813	6,812	14.07	7/25/2021	7/25/14	2,368	33,318	7/22/15	5,737	121,797
	7/22/15	3,690	11,068	15.95	7/22/2022	4/24/15	7,500	128,250	7/27/16	6,894	155,873
	7/27/16	—	12,142	16.59	7/27/2023	7/22/15	3,228	51,487		—	—
						7/27/16	3,447	57,186		—	—

(1)	Stock options vest 25% on each of the first four anniversaries following the grant date.

(2)	Restricted stock units are valued based on the closing stock price of the Company on the grant date. Performance share awards are valued based on a modified Black-Scholes value on the grant date.

(3)	Restricted stock units (or RSUs) vest 25% on each of the first four anniversaries following the grant date.

(4)
Performance share awards (or PSAs) vest on the three-year anniversary of the grant date, subject to achievement of performance metrics. The PSAs in this table reflect the target amount of shares that were granted.

Option Exercises and Stock Vested for Fiscal 2017
The following table summarizes the stock option exercises and shares vested by the named executive officers during our fiscal year ended May 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James C. Clemmer President, Chief Executive Officer	—	—	12,500	213,250
Michael C. Greiner Executive Vice President, Chief Financial Officer	—	—	—	—
Robert A. Simpson Senior Vice President, Peripheral Vascular	—	—	—	—
Chad T. Campbell Senior Vice President, Global Vascular Access	—	—	2,500	39,550
Stephen A. Trowbridge Senior Vice President, General Counsel	—	—	14,426	221,466

Director Compensation Table
The following table sets forth the fees, awards and other compensation paid to or earned by our directors (other than named executive officers) for the fiscal year ended May 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
David Burgstahler (2)	48,482	83,995	28,013	—	—	—	160,490
Howard W. Donnelly	96,963	83,995	28,013	—	—	—	208,971
Jeffrey G. Gold	63,465	83,995	28,013	—	—	—	175,473
Kevin J. Gould	65,962	83,995	28,013	—	—	—	177,970
Wesley E. Johnson, Jr.	70,226	83,995	28,013	—	—	—	182,234
Steven R. LaPorte	64,041	83,995	28,013	—	—	—	176,049
Dennis S. Meteny	73,453	83,995	28,013	—	—	—	185,461
Elieen Auen (3)	34,916	—	129,960	—	—	—	164,876
Jan Stern Reed (4)	36,133	—	129,960	—	—	—	166,093

(1)	Represents grant-date fair value based on FASB ASC 718.

(2)
David Burgstahler joined our Board of Directors on May 22, 2012 in connection with the acquisition of Navilyst Medical. Pursuant to the terms of the Stockholders Agreement entered into in connection with the Navilyst acquisition, Mr. Burgstahler resigned from our Board of Directors in April 2017. Sriram Venkataraman joined our Board of Directors on May 22, 2012 in connection with the acquisition of Navilyst Medical. Pursuant to the Stockholders Agreement, Mr. Venkataraman does not receive compensation for serving as a director. In addition, In August 2016, pursuant to the terms of the Stockholders Agreement, Mr. Venkataraman resigned from the Board.

(3)	Ms. Auen joined our Board of Directors in November 2016.

(4)	Ms. Reed joined our Board of Directors in November 2016.
Director Compensation Program During the Fiscal Year Ended May 31, 2017
Prior to November 6, 2016, Directors who were not our employees received an annual retainer of $40,000. The chairman of the Board of Directors received an additional annual retainer of $40,000. The chairman of the Audit Committee received an additional annual retainer of $25,000, the chairman of the Compensation Committee received an additional annual retainer of $17,500, and the chairman of the Nominating and Corporate Governance Committee received an additional retainer of $11,000. Members of the Audit Committee received an additional retainer of $15,000, members of the Compensation Committee received an additional retainer of $10,000 and members of the Nominating Committee received an additional retainer of $6,000. Directors who are not our employees will also received an annual equity grant, vesting in equal installments over three years, equal to $112,000, comprising 75% restricted stock units and 25% options. New directors received options for 25,000 shares of our common stock upon joining our Board, which vest one-fourth per year over four years from the grant date. Directors who were our employees received no additional compensation for their services as directors.
On November 6, 2016, the AngioDynamics’ board approved certain changes to the director compensation program.  Directors who are not AngioDynamics’ employees will receive an annual retainer of $55,000.   The chairman of the board will receive an additional annual retainer of $55,000.  All other retainer fee structures remained the same. Effective following the grants to Eileen O. Auen and Jan Stern Reed, new directors will not receive any equity grants upon joining the board.  Directors who are employees of AngioDynamics will continue to receive no additional compensation for their services as directors.  Effective as of July 2017, directors who are not employees of AngioDynamics will receive an annual equity grant comprised wholly of restricted stock units, vesting one year from the grant date, equal to $132,000.

PROPOSAL 2- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP, independent certified public accountants, as our company’s independent registered public accounting firm for the fiscal year ending May 31, 2018. The Audit Committee has directed that the appointment of Deloitte & Touche LLP be submitted to our shareholders for ratification due to the significance of their appointment to us. If our shareholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.
The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2018, must be approved by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.
Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 31, 2018.

AUDIT MATTERS
Audit Committee Report
During our fiscal year ended May 31, 2017, the members of the Audit Committee were Dennis S. Meteny, Jeffrey G. Gold, Wesley E. Johnson, Jr., Jan Stern Reed (who was appointed to the committee in January 2017) and Sriram Venkataraman (who resigned from our board in August 2016). Each member of the Audit Committee has been determined by the Board of Directors (the “Board”) to be independent under the listing standards of The Nasdaq Stock Market LLC. In August 2016, pursuant to the terms of the Stockholders Agreement, Sriram Venkataraman resigned from the Board. During our fiscal year ended May 31, 2017, the Audit Committee was composed of four directors, each of whom has been determined by the Board to be independent under the listing standards of The Nasdaq Stock Market LLC. The Audit Committee operates under a written Audit Committee Charter, which was adopted by the Board of Directors on February 27, 2004, and revised and approved by the Board of Directors on May 10, 2006, May 11, 2009, October 2010 and January 2015. The Audit Committee Charter is available on our website at www.angiodynamics.com under the “Investors-Corporate Governance-Committee Charters-Audit Committee” caption.
Management of the Company is responsible for internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and effectiveness of internal controls in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee is charged with the duty to monitor and oversee these processes.
Pursuant to the Charter, the primary responsibilities of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Company’s financial statements, financial reporting process, system of internal controls over financial reporting, and audit process; (ii) the Company’s compliance with, and process for monitoring compliance with, legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the Company’s independent registered public accounting firm, including, without limitation, ensuring that interim quarterly financial statements are reviewed by the Company’s independent registered public accounting firm. The quarterly reviews include discussions by management and the independent registered public accounting firm with the Audit Committee. The Audit Committee must also pre-approve all audit and permitted non-audit services to be performed by the independent registered public accounting firm.
The Audit Committee has the authority to select, determine the compensation paid to, and replace the Company’s independent registered public accounting firm. PricewaterhouseCoopers LLP was the Company's auditor for the first quarter of fiscal 2017. The Audit Committee selected Deloitte & Touche LLP starting in the second quarter of fiscal 2017 as the Company’s independent registered public accounting firm. Deloitte & Touche LLP continues to act as the company’s auditor.
The Charter provides that the Audit Committee shall always consist of not less than three members, all of whom must be independent directors. No member of the Audit Committee may serve on the Audit Committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Audit Committee, and discloses this determination in the proxy statement. To carry out its responsibilities, the Audit Committee met 7 times, either in person or by telephone, during fiscal 2017.
Prior to the issuance of the fiscal 2017 financial statements, the Audit Committee met with management and with Deloitte & Touche LLP to review the financial statements and to discuss significant accounting issues and policies. Management advised the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee’s review included discussion with Deloitte & Touche LLP of matters that are required to be discussed pursuant to Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee discussed with Deloitte & Touche LLP and PricewaterhouseCoopers LLP matters relating to Deloitte & Touche LLP and PricewaterhouseCoopers LLP's independence, including the written disclosures and the letters provided by Deloitte & Touche LLP and PricewaterhouseCoopers LLP to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board. Deloitte & Touche LLP and PricewaterhouseCoopers LLP informed the Audit Committee in writing that they were independent with respect to the Company within the regulations promulgated by the Securities and Exchange Commission and the requirements of the Public Company Accounting Oversight Board. The Audit Committee has concluded that Deloitte & Touche LLP and PricewaterhouseCoopers LLP are independent of the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination and the evaluation of the Company’s internal controls.
On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2017, for filing with the Securities and Exchange Commission.
Members of the Audit Committee:
Dennis S. Meteny, Chairman
Jeffrey G. Gold
Wesley E. Johnson
Jan Stern Reed
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (hereinafter referred to as the Exchange Act), except to the extent that we specifically incorporate the Audit Committee Report by reference therein.
Principal Accounting Fees and Services
The following table presents fees for professional audit services rendered by Deloitte & Touche LLP and PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended May 31, 2017 and May 31, 2016, for inclusion in our Annual Reports on Form 10-K for the fiscal years ended May 31, 2017 and May 31, 2016, reviews of quarterly financial statements, and fees paid in those periods for other services rendered by Deloitte & Touche LLP and PricewaterhouseCoopers LLP, in thousands:

	2017	2016
Audit Fees - Deloitte & Touche LLP	$1,293	$—
Audit Fees - PricewaterhouseCoopers LLP	180	1,204
Audit-Related Fees - PricewaterhouseCoopers LLP	2	2
Tax Fees - Deloitte & Touche LLP	16	—
Tax Fees - PricewaterhouseCoopers LLP	116	423
	$1,607	$1,629
All fees shown in the table were related to services that were approved by the Audit Committee.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.
In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.
Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.
Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

3.
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis, assisting with coordination of execution of tax related activities, primarily in the area of corporate tax planning, supporting other tax-related regulatory requirements and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent registered public accounting firm.
Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm services within each category. The fees are budgeted in the Company’s annual operating budget. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 3-ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short and long-term in a cost-effective manner to the Company. We have designed our executive compensation program to incentivize achievement of earnings, sales and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that our current executive compensation program achieves our objectives effectively.
Shareholders are urged to read the Compensation Discussion and Analysis set forth in this proxy statement that discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, which describe the compensation of our five most highly-compensated executive officers in fiscal 2017.
In accordance with the recent changes to Section 14A of the Exchange Act, as amended, which were made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, shareholders will be asked at the Annual Meeting to approve the following advisory resolution:
Adoption of Proposal No. 3
RESOLVED, that the shareholders of AngioDynamics, Inc. approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the related disclosure contained in this proxy statement.
This advisory vote is not binding. Although non-binding, the Compensation Committee will consider the outcome of the advisory vote when making future decisions regarding our executive compensation programs.
The Board of Directors, taking into account the advisory vote of our shareholders at the 2011 Annual Meeting of Shareholders, has approved an annual frequency for shareholder votes to approve the compensation of our named executive officers. As a result, unless the Board determines otherwise, the next such vote will be held at the Company’s 2018 Annual Meeting of Shareholders and on an annual basis thereafter.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4 - APPROVAL OF “SAY-ON-PAY FREQUENCY” ADISORY VOTE ON A NON-BINDING RESOLUTION TO DETERMINE THE FREQUENCY OUR SHAREHOLDERS WILL BE ASKED TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the changes to Section 14A of the Securities Exchange Act, as amended, which were made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, public companies are required to submit a proposal to their shareholders regarding the frequency of “Say-on-Pay” votes at least every six years. We last held this vote at our 2011 Annual Meeting.
The Board of Directors believes that it is in the best interest of the Company and its shareholders that a “Say-on-Pay” vote be held annually. We believe that this frequency is appropriate for several reasons. An advisory vote on executive compensation held every year would best enable our shareholders to timely express their views on the company’s executive compensation program and enable the Board and the Compensation Committee to determine current shareholder sentiment. While our executive compensation programs are designed to promote long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. An annual advisory vote on executive compensation will provide the company with more direct and immediate feedback on our compensation disclosures.
Although the Board recommends a “say-on-pay” vote every year, shareholders will be able to specify one of the following four frequency choices for this proposal on the proxy card: 1 year, two years, three years or abstain from voting. Shareholders are not voting to approve or disapprove of the Board’s recommendation.
Although this advisory vote regarding the frequency of say-on-pay votes is non-binding on the Board, the Board and the Compensation Committee will review the voting results and take them into consideration when deciding how often to conduct future say-on-pay shareholder advisory votes. In addition, in the event the company makes a material change to its executive compensation policies affecting named executive officers and a say-on-pay vote is not otherwise scheduled for the first year to which such change will be disclosed in the proxy statement, then the company intends to accelerate the say-on-pay voting schedule and conduct a say-on-pay vote for that year. The Board will disclose its position on the frequency of future advisory votes on executive compensation in the investor relations section of our website at www.angiodynamics.com.
In the absence of a majority of votes cast in support of any one frequency, the option of 1 year, two years, or three years that receives the greatest number of votes will be considered the frequency selected by our stockholders.
If the shareholders agree with the Board of Directors recommendation regarding the frequency of “Say-on-Pay” proposals, the next “Say-on-Pay” proposal (after the proposal contained in this proxy statement as Proposal No. 3) would be included in the proxy statement relating to our 2018 Annual Meeting of Shareholders.
Unless otherwise instructed, the proxies will vote for the "1 year" frequency alternative.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR "1 YEAR" AS THE FREQUENCY OUR SHAREHOLDERS WILL BE ASKED TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
There were no related party transactions pursuant to Item 404 of Regulation S-K during our fiscal year ended May 31, 2017.
Policy on Related Party Transactions
On July 27, 2007, the Board of Directors approved a Related Person Transaction Policy. The policy defines “Related Person Transaction” as certain transactions, arrangements or relationships in which the company participates, the amount exceeds $50,000 and certain related persons have a material interest. Under the policy, any potential Related Person Transaction, including for example the purchase of goods or services, guarantees of indebtedness or employment, must be pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Audit Committee at a subsequent Audit Committee meeting. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee will take into account a number of factors, including the related person’s interest and approximate dollar amount of the transaction, as well as, whether the transaction occurred in the ordinary course of business or through a competitive bid process. On an annual basis, the Audit Committee will review and assess ongoing Related Person Transactions to determine whether the relationships remain appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on our review of copies of such forms received by us, or on written representations from certain reporting persons that no reports were required for such persons, we believe that, during the fiscal year ended May 31, 2017, all of our executive officers, directors and 10% shareholders complied with all Section 16 filing requirements, except that each of James C. Clemmer, Jeffrey G. Gold, Dennis S. Meteny and Stephen A. Trowbridge filed one late Form 4.

ANNUAL REPORT
Any AngioDynamics shareholder may obtain without charge additional copies of our annual report on Form 10-K for the fiscal year ended May 31, 2017 (without exhibits), as filed with the SEC, by writing to:
General Counsel
AngioDynamics, Inc.
14 Plaza Drive
Latham, New York 12110

SHAREHOLDER PROPOSALS AND NOMINATIONS
Under Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next Annual Meeting of Shareholders. To be eligible for inclusion in our 2018 proxy statement, your proposal must be received by us no later than May 18, 2018 and must otherwise comply with Rule 14a-8. While the Board of Directors will consider shareholder proposals, we reserve the right to omit from our proxy statement shareholder proposals that we are not required to include under the Exchange Act, including under Rule 14a-8.
In addition, our By-Laws contain an advance notice provision with respect to matters to be brought before an Annual Meeting of Shareholders, including nominations for directors, and not included in our proxy statement. If you would like to nominate a director or bring any other business before the shareholders at the fiscal 2018 Annual Meeting, you must comply with the procedures contained in the By-Laws and you must notify us in writing, and such notice must be delivered to or received by our Secretary no earlier than June 19, 2018 and no later than July 19, 2018. However, if the fiscal 2018 Annual Meeting is called for a date that is not within 25 days before or after October 17, 2018, notice must be received by our Secretary no later than the later of (i) the close of business on the 90th day before the fiscal 2018 Annual Meeting and (ii) the close of business on the 10th day following the day on which notice of the fiscal 2018 Annual Meeting was mailed to shareholders or public disclosure of the date of the fiscal 2018 Annual Meeting was made, whichever first occurs.
You may write to our Secretary at our principal executive office, 14 Plaza Drive, Latham, New York 12110, to deliver the notices discussed above and to request a copy of the relevant By-Law provisions regarding the requirements for making shareholder proposals and nominations of directors.

OTHER MATTERS
As of the date of this proxy statement, we know of no matters other than those set forth herein that will be presented for consideration at the meeting. If any other matter or matters are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

angiodynamics

ANGIODYNAMICS, INC.
14 Plaza Drive
Latham, NY 12110
ATTN: STEPHEN A. TROWBRIDGE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Eileen O. Auen 02 James C. Clemmer 03 Howard W. Donnelly 04 Jan Stern Reed

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as AngioDynamics independent registered public accounting firm for the fiscal year ending May 31, 2018.	☐	☐	☐
3. Say-on-Pay - An advisory vote on the approval of compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions) ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

ANGIODYNAMICS, INC.
Annual Meeting of Stockholders
October 17, 2017 11:00 A.M., local time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James C. Clemmer and Michael C. Greiner, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANGIODYNAMICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 11:00 a.m., local time on 10/17/2017, at AngioDynamics' Glens Falls facility, 10 Glens Falls Tech Park, Glens Falls, New York
12801, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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